Capital Park Holding Corp. Announces Appointment of new CFO, Andrew Barker and VP of Corporate Communications, Tiara Williams

DALLAS, Sept. 11, 2019 /PRNewswire/ -- Capital Park Holdings Corp., a diversified publicly traded holding company, announced the appointment of CFO, Andrew M. Barker and Vice President of Corporate Communications, Tiara Williams.

Mr. Barker will lead the company’s financial, treasury management and capital markets functions and will also help drive Capital Park’s investment and business operations objectives. Mr. Barker brings over 20 years of experience leading the financial, commercial and business operations of growth-oriented, global businesses.

Prior to joining Capital Park, Mr. Barker has served in both operational and advisory roles within global consultancy firms and investments banks as well lead as operating businesses based in the U.S., Mexico, Asia, Latin America and Europe with revenues ranging from $20 million to $19 billion. Mr. Barker has a track record of having built strong teams of professionals who understand the value of collaboration and are technically proficient and implemented cross-functional integrated processes that improved cash flow, effectiveness, productivity and profitability for operating businesses.

Capital Park also welcomes Vice President of Corporate Communications, Tiara L. Williams. Mrs. Williams will manage and provide strategic direction as it relates to the company’s internal and external communications, investor and media relations, as well as implementation of the company’s ESG reporting principles.

Prior to joining Capital Park, Mrs. Williams consistently worked as a film and television producer for major television staples including CBS, ABC, BET, NBC, OWN, MTV and VH1. She also served as CEO of The Reel Network Studios, a multi-media production agency that produced content, developed talent while finding opportunities for underserved creatives.

Eric Blue, CEO / CIO of Capital Park Holdings Corp, said “in a very short period of time I believe we have made nice strides in fundamentally changing what this company is and what we believe constitutes it’s value proposition. I believe that the addition of Andrew and Tiara bolster our capabilities and ensure that we can work hard each day to deliver value to our stakeholders.”

About Capital Park Holding Corp.

Capital Park Holdings Corp. is structured as a holding company with a business strategy focused on owning subsidiaries engaged in a number of diverse business activities. We seek to focus on acquiring operating businesses and securities that (a) can be purchased at a discount to intrinsic value, (b) are managed by competent and incentivized management teams, (c) offer reasonable downside protection and (d) directly contribute to the Company’s strategic goals. Over time, we believe that a focus on these objectives should allow us to consistently deliver targeted investment returns. We will target investments into businesses that we believe (i) operate in industries with stable long-term operating profiles, (ii) present a stable unlevered free cash flow profile, (iii) have the ability to quickly adapt to changing economic cycles, and (iv) face minimal threats of technological or competitive obsolescence. For additional information about Capital Park Holdings Corp., please visit www.capitalpark.net